EXHIBIT 23.2

Deloitte



INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Herley Industries, Inc. on Form S-8 [File numbers 333-145503, 333-121554, 333-71476, 333-95327, 333-46777 and 333-17369] of our report dated October 2,
2009, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of General Microwave Israel and Subsidiary as of August 2, 2009 and for the fifty-two (52) weeks ended August 2, 2009 appearing in this Annual Report on Form 10-K of Herley Industries, Inc. for the fifty-two (52) weeks ended August 2, 2009.



/s/ Brightman Almagor Zohar
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member of Deloitte Touche Tohmatsu
Jerusalem, Israel

October 14, 2009